Exhibit 4.2

CERTIFICATE OF DESIGNATIONS
OF
SERIES B-1 CONVERTIBLE NON-VOTING PREFERRED STOCK
OF
T1 ENERGY INC.

T1 ENERGY INC., a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation, as amended prior to the date hereof (the “Certificate of Incorporation”), and in accordance with the provisions of Sections 151 and 242 of the Delaware General Corporation Law (the “DGCL”), the board of directors of the Corporation (the “Board of Directors”) duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 355,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors, subject to limitations prescribed by law, to establish and fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the shares of such series; and

WHEREAS, the Board of Directors desires to establish and fix such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the Series B-1 Preferred Stock defined below.

NOW, THEREFORE, BE IT RESOLVED, that the Series B-1 Preferred Stock be, and hereby is, created, and that the number of shares thereof, the voting powers thereof and the designations, preferences and relative, participating, optional and other special rights thereof and the qualifications, limitations and restrictions thereof be, and hereby are, as follows:

1.	Designation and Amount.

The shares of such series shall be designated as “Series B-1 Convertible Non-Voting Preferred Stock,” par value $0.01 per share, and the number of shares constituting such series shall be five million (5,000,000) (the “Series B-1 Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B-1 Preferred Stock to a number less than that of the shares then outstanding.

2.	Ranking.

(a) The Series B-1 Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank: (i) pari passu with each class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank on parity with the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, including the Corporation’s Series B Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and collectively, the “Parity Securities”), (ii) senior to the Common Stock and each other class or series of capital stock outstanding or established after the date hereof by the Corporation the terms of which do not expressly provide that it ranks senior to or on parity with to the Series B-1 Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”), and (iii) junior to each other class or series of capital stock outstanding or established after the date hereof by the Corporation the terms of which expressly provide that it ranks senior to the Series B-1 Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”). The Series B-1 Preferred Stock shall also rank junior to the Corporation’s existing and future indebtedness.

(b) Each share of Series B-1 Preferred Stock will be identical in all respects to the other shares of Series B-1 Preferred Stock.

(c) Shares of Series B-1 Preferred Stock converted into Common Stock (as defined below) will be cancelled and will revert to authorized but unissued Preferred Stock, undesignated as to series, and the number of shares of Preferred Stock previously designated as Series B-1 Preferred Stock shall be reduced accordingly without any further action of the Corporation.

(d) In any case where any Dividend Payment Date is not a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date; provided, however, that no interest will accrue on such amount of dividends for the period from and after such Dividend Payment Date, as the case may be.

3.	Certain Defined Terms.

As used in this Certificate of Designations, the following terms have the respective meanings set forth below:

(a) “10-Day VWAP” means the volume weighted average price of the Common Stock in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices) for the ten (10) consecutive full Trading Days prior to and including such determination date.

(b) “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such first Person.

(c) “Amended and Restated Stock Purchase Agreement” means that certain Amended and Restated Stock Purchase Agreement by and among the Corporation and the Purchasers for, among other things, the purchase of Series B-1 Preferred Stock governed by this Certificate of Designations dated as of October 31, 2025.

(d) “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B-1 Preferred Stock held by the applicable Holder.

(e) “Board of Directors” has the meaning specified in the first paragraph of this Certificate of Designations.

(f) “Business Day” means any day other than Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

(g) “Certificate of Designations” means this Certificate of Designations of the Series B-1 Convertible Non-Voting Preferred Stock of the Corporation.

(h) “Certificate of Incorporation” has the meaning specified in the first paragraph of this Certificate of Designations.

(i) “Change of Control” means the occurrence of any of the following: (i) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation and its Subsidiaries; (ii) any direct or indirect transfer of the Corporation’s securities (including pursuant to any merger, consolidation, share exchange, recapitalization or reorganization of the Corporation in which the Corporation is the surviving corporation) such that after such transfer a Person or group of Persons (other than the holders of the Corporation’s capital stock immediately prior to such transfer and their respective Affiliates) would own, directly or indirectly, 50% or more of the outstanding voting stock of the Corporation; or (iii) any merger, consolidation, share exchange, recapitalization or reorganization of the Corporation with or into another Person where the Corporation is not the surviving corporation.

(j) “Closing Date” means the date of the issuance of the Series B-1 Preferred Stock.

(k) “Common Stock” means common stock of the Corporation, par value $0.01 per share.

(l) “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

(m) “Conversion Date” has the meaning specified in Section 8(b).

(n) “Conversion Price” means (x) if the 10-Day VWAP of the Common Stock immediately prior to the Conversion Date is $2.50 or more per share, then the Conversion Price shall be $1.90 per share of Common Stock and (y) if the 10-Day VWAP of the Common Stock immediately prior to the Conversion Date is less than $2.50 per share, the Conversion price shall be $1.70 per share of Common Stock.

(o) “Conversion Ratio” means, with respect to any share of Series B-1 Preferred Stock, an amount (subject to adjustment in accordance with the provisions of Section 8(f)) equal to the quotient of (i) the sum of (A) the Issue Price, plus (B) any accrued but unpaid dividends on such share of Series B-1 Preferred Stock as of immediately prior to the conversion thereof in accordance with Section 4, divided by (ii) the Conversion Price.

(p) “Corporation” has the meaning specified in the first paragraph of this Certificate of Designations.

(q) “DGCL” has the meaning specified in the first paragraph of this Certificate of Designations.

(r) “Dividend Payment Date” has the meaning specified in Section 4(a).

(s) “Dividend Rate” means a rate per annum equal to 6.0%.

(t) “Dividend Shortfall” has the meaning specified in Section 4(c).

(u) “DTC” means the Deposit Trust Company.

(v) “DWAC Delivery” has the meaning specified in Section 8(b).

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “First Dividend Payment Date” has the meaning specified in Section 4(a).

(y) “First Preferred Dividend Period” has the meaning specified in Section 4(a).

(z) “Governmental Authority” means any (a) federal, state, provincial, local or other government (U.S. or non-U.S.), (b) any federal, state, provincial, local, or other governmental or supra-national entity, regulatory or administrative authority, taxing authority, agency, department, board, division, instrumentality or commission, educational agency, political party, body, or judicial or arbitral body, board, tribunal, or court (U.S. or non-U.S.), (c) any public international organization (e.g., the World Bank), (d) any industry self-regulatory authority or (e) any business, entity, or enterprise owned or controlled by any of the foregoing.

(aa) “Holders” means, with respect to shares of Series B-1 Preferred Stock, the stockholders in whose name such Series B-1 Preferred Stock is registered in the stock books of the Corporation.

(bb) “Issue Price” means an amount per share of Series B-1 Preferred Stock equal to $10.00.

(cc) “Junior Securities” has the meaning specified in Section 2.

(dd) “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(ee) “Liquidation Preference” means $10.00 per share of Series B-1 Preferred Stock plus an amount equal to any accrued but unpaid dividends on such share of Series B-1 Preferred Stock as of immediately prior to a Liquidation event in accordance with Section 5.

(ff) “Lower Conversion Price” has the meaning specified in Section 11.

(gg) “Maturity Date” has the meaning specified in Section 6.

(hh) “Maturity Redemption Price” has the meaning specified in Section 7(a).

(ii) “Notice of Conversion” has the meaning specified in Section 8(b).

(jj) “NYSE” means the New York Stock Exchange.

(kk) “Parity Securities” has the meaning specified in Section 2.

(ll) “Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

(mm) “Preferred Dividend Period” has the meaning specified in Section 4(a).

(nn) “Preferred Holders” has the meaning specified in Section 5(a)(i).

(oo) “Preferred Stock” has the meaning specified in the recitals of this Certificate of Designations.

(pp) “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of the Amended and Restated Stock Purchase Agreement, shall be the NYSE.

(qq) “Purchasers” means the purchasers of Series B-1 Preferred Stock pursuant to the Amended and Restated Stock Purchase Agreement and their respective successors and permitted assigns.

(rr) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ss) “Senior Securities” has the meaning specified in Section 2.

(tt) “Series B Preferred Stock” has the meaning specified in Section 2(a).

(uu) “Series B-1 Preferred Stock” has the meaning specified in Section 1.

(vv) “Share Delivery Date” has the meaning specified in Section 8(c)(i).

(ww) “Subsidiary” means any entity in which the Corporation, directly or indirectly, owns any of the outstanding capital stock, equity or similar interests or voting power of such entity at the time of this Certificate of Designations or at any time hereafter, whether directly or through any other Subsidiary.

(xx) “Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

(yy) “Trading Market” means whichever of the NYSE, the American Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

(zz) “Transfer Agent” means Continental Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent, dividend disbursing agent and paying agent for any securities of the Corporation, and its successors and assigns, or any other Person appointed to serve as transfer agent, registrar, conversion agent, dividend disbursing agent or paying agent by the Corporation.

4.	Dividends.

(a) Commencing from and including the Closing Date, cash dividends shall accrue on the Series B-1 Preferred Stock at the Dividend Rate and accumulate and be payable in arrears (i) on the dividend payment date falling 18 months following the Closing Date (the “First Dividend Payment Date”) in respect of the period from and including the issuance date of the Series B-1 Preferred Stock to but excluding the First Dividend Payment Date (the “First Preferred Dividend Period”), and (ii) thereafter on the dates falling every six months following the First Dividend Payment Date (together with the First Dividend Payment Date, each a “Dividend Payment Date”) in respect of the period from and including the previous Dividend Payment Date to but excluding the subsequent Dividend Payment Date (or the Maturity Date) (together with the First Preferred Dividend Period, each a “Preferred Dividend Period”).

(b) The amount of dividends payable on Series B-1 Preferred Stock on any date prior to the end of a Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Dividends shall accumulate whether or not in any Preferred Dividend Period there have been funds of the Corporation legally available for the payment of such preferred dividends. Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon. Dividends shall accrue and remain payable until the earlier of (i) the Conversion Date and (ii) the Maturity Date. The Corporation shall pay any and all withholding taxes that may be payable in respect of the dividend payments, and all dividend payments shall be made net of any required withholding taxes.

(c) Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any other securities of the Corporation, including Common Stock and other Junior Securities, from time to time, and Holders of Series B-1 Preferred Stock shall not be entitled to participate in any such dividends, provided, however, that, subject to the rights of holders of any Senior Securities, in the event that (i) the dividend payable with respect to a share of Preferred Stock in a Preferred Dividend Period pursuant to Section 4(a) is less than (ii) the aggregate amount of any distributions made with regard to the equivalent number of shares of Common Stock underlying such share of Preferred Stock during such Preferred Dividend Period (such shortfall being referred to as the “Dividend Shortfall”), Holders will be entitled to receive in respect of each share of Preferred Stock, in addition to the dividend payable pursuant to Section 4(a), an amount equal to the Dividend Shortfall.

5.	Liquidation; Change of Control.

(a) Liquidation.

(i) In the event of any Liquidation, subject to the rights of holders of any Senior Securities and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution is made to holders of shares of Junior Securities, the Holders of the Series B-1 Preferred Stock and Parity Securities (the “Preferred Holders”) will be entitled to receive liquidating distributions in the amount that is the greater of (i) the aggregate Liquidation Preference per share of Series B-1 Preferred Stock and (ii) the amount of cash to which a holder would be entitled to receive in a Liquidation with respect to such shares if they had been converted to Common Stock immediately prior to such Liquidation, after giving effect to this Section 5(a)(i) with respect to all shares of Series B-1 Preferred Stock, before any distribution of assets is made to the holders of any Junior Securities.

(ii) Notice of any Liquidation will be given by mail, postage prepaid, not less than thirty (30) days prior to the distribution or payment date stated therein, to each Preferred Holder appearing on the stock books of the Corporation as of the date of such notice at the address of said Preferred Holder shown therein. Such notice will state a distribution or payment date, the aggregate Liquidation Preference distributable in respect of all shares of Series B-1 Preferred Stock and Parity Securities then held by such Preferred Holder and the place where such amount will be distributable or payable.

(iii) After the payment to the Preferred Holders of all amounts distributable pursuant to Section 5(a)(i), the Holders of outstanding shares of Series B-1 Preferred Stock will have no right or claim, based on their ownership of shares of Series B-1 Preferred Stock, to any of the remaining assets of the Corporation.

(b) Change of Control. In the event of a Change of Control event, the Holders will be entitled to receive the greater of: (i) the aggregate Liquidation Preference of the outstanding shares of Series B-1 Preferred Stock, including any accrued and unpaid dividends thereon to the closing date of the Change of Control event and (ii) the amount of consideration that would be payable or issuable in such Change of Control transaction to a holder of the number of shares of Common Stock into which the shares of Series B-1 Preferred Stock are convertible by their terms as of the closing date of the Change of Control event; provided, that, the Holders will receive the same form consideration to be received by holders of Common Stock in such a Change of Control event.

6.	Maturity.

The maturity date for the shares of Series B-1 Preferred Stock issued and sold shall be December 23, 2027 (the “Maturity Date”).

7.	Redemption.

(a) Redemption at Maturity. On the Maturity Date, the Corporation shall redeem the then outstanding shares of Series B-1 Preferred Stock at the aggregate Issue Price plus any accrued and unpaid dividends (the “Maturity Redemption Price”) in accordance with the Method for Redemption set forth under Section 7(b).

(b) Method of Redemption.

(i) In any case of redemption of shares of Series B-1 Preferred Stock, the Corporation shall, not less than thirty (30) nor more than sixty (60) days before the Maturity Date, send to each Holder notice of the intention of the Corporation to redeem such shares of Series B-1 Preferred Stock. Such notice shall set out the number of shares of Series B-1 Preferred Stock held by the Holders which are to be redeemed, the Maturity Redemption Price, the Maturity Date and the place at which Holders may present and surrender such shares of Series B-1 Preferred Stock for redemption, if such shares are certificated.

(ii) On the Maturity Date, the Corporation shall pay or cause to be paid to or to the order of the Holders of the shares of Series B-1 Preferred Stock to be redeemed the Maturity Redemption Price for each share of Series B-1 Preferred Stock to be redeemed on presentation and surrender, at the registered office of the Corporation or any other place specified in the notice of redemption, of the certificate or certificates representing the shares of Series B-1 Preferred Stock called for redemption, if any. The Corporation shall have the right at any time after the giving of notice of redemption to deposit the aggregate Maturity Redemption Price of the shares of Series B-1 Preferred Stock or of such of the shares of Series B-1 Preferred Stock which are represented by certificates which have not at the date of such deposit been surrendered by the Holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company named in such notice or in a subsequent notice to the Holders of the shares of Series B-1 Preferred Stock in respect of which the deposit is made, to be paid without interest to or to the order of the respective Holders upon presentation and surrender to such bank or trust company of the certificates representing such shares of Series B-1 Preferred Stock.

(iii) Upon such deposit being made or upon the Maturity Date, whichever is the later, the shares of Series B-1 Preferred Stock in respect of which such deposit shall have been made shall be and be deemed to be redeemed and the rights of the Holders thereof shall be limited to receiving, without interest, their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their shares of Series B-1 Preferred Stock being redeemed, if any. Any interest on any such deposit shall belong to the Corporation. From and after the Maturity Date, the shares of Series B-1 Preferred Stock shall cease to be entitled to dividends and to participate in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as Holders in respect thereof unless payment of the Maturity Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with this Section 7(b)(iii), in which case the rights of the Holders thereof shall remain unaffected.

8.	Conversion.

(a) Optional Conversion by the Holders. Each share of Series B-1 Preferred Stock shall be convertible, at the option of the Holders thereof, into a number of shares of Common Stock, in whole and not in part (subject only to Section 8(c)(iii) in which case the Holders can convert in part solely in order to comply with the Beneficial Ownership Limitation), equal to the Conversion Ratio in effect on the Conversion Date.

(b) Conversion Notice. The Holders shall effect conversions by providing the Corporation with a conversion notice (via overnight courier, facsimile or email) in the form attached hereto as Exhibit A (a “Notice of Conversion”), duly completed and executed for the total number of shares of Preferred Stock issued to the Holders. For purposes of clarification, the Corporation or the Transfer Agent shall not require Holders to obtain a medallion guaranty, notary attestation or any similar deliverable in order to effectuate the conversion of all or a portion of such Holders’ shares of Series B-1 Preferred Stock. Provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holders’ election, whether the applicable converted shares shall be credited to the account of the Holders’ prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which a conversion of Series B-1 Preferred Stock shall be deemed effective (the “Conversion Date”) shall be defined as the Business Day that the Notice of Conversion, completed and executed, is sent (via overnight courier, facsimile or email) to, and received during regular business hours by, the Corporation.

(c) Mechanics of Conversion.

(i) Electronic Issuance Upon Conversion. Not later than three (3) Business Days after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall cause to be electronically transferred the applicable number of shares of Common Stock issued on the Share Delivery Date pursuant to Section 8(a) by crediting the account of the Holders’ prime broker with DTC through its Deposit Withdrawal Agent Commission system.

(ii) Reservation and Authorization of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B-1 Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B-1 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments set out in Section 8(f)) upon the conversion of all outstanding shares of Series B-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(iii) Additional Reserved Shares. Notwithstanding anything else contrary to the foregoing herein (including Section 8(a)), the Corporation may not effect any conversion of the Series B-1 Preferred Stock, and a Holder will not have the right to convert any portion of the Series B-1 Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates will include the number of shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B-1 Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 8(c)(iii), beneficial ownership will be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 8(c)(iii) applies, the determination of whether the Series B-1 Preferred Stock is convertible (in relation to other securities owned by such Holder together with any affiliates) and of how many shares of Series B-1 Preferred Stock are convertible will be in the sole discretion of such Holder, and the submission of a Notice of Conversion will be deemed to be such Holder’s determination of whether the shares of Series B-1 Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series B-1 Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation will have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. For purposes of this Section 8(c)(iii), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the SEC, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B-1 Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph will be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(c)(iii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph will apply to a successor holder of Series B-1 Preferred Stock.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B-1 Preferred Stock. In determining the number of shares of Common Stock to be issued upon the conversion of the Series B-1 Preferred Stock, such number shall be rounded down to the nearest whole share in the case of any resulting fractional number of shares of Common Stock.

(d) Transfer Taxes. The issuance of certificates (or book entry notations) for shares of the Common Stock upon conversion of the Series B-1 Preferred Stock shall be made without charge to any Holder for any documentary stamp, issue, transfer or similar taxes or duties that may be payable in respect of the issue or delivery of such certificates (or such book entry notation), provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate (or such book entry notation) upon conversion in a name other than that of the registered Holders of such shares of Series B-1 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates (or such book entry notation) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Status as Stockholder. Upon the Conversion Date: (i) the shares of Series B-1 Preferred Stock shall be deemed converted into shares of Common Stock; and (ii) the Holders’ rights as holders of such converted shares of Series B-1 Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holders because of a failure by the Corporation to comply with the terms of this Certificate of Designations. In all cases, the Holders shall retain all of its rights and remedies for the Corporation’s failure to convert Series B-1 Preferred Stock.

(f) Conversion Price Adjustment. The Conversion Price and the number and kind of shares of stock of the Corporation issuable on conversion shall be adjusted from time to time as follows:

(i) Subdivisions and Stock Splits. If the Corporation shall at any time or from time to time after the Closing Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Closing Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 8(f)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Certain Dividends and Distributions. If at any time or from time to time after the Closing Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, if such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(3) Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section 8(f)(ii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such Series B-1 Preferred Stock had been converted into Common Stock on the date of such event.

(iii) Other Dividends and Distributions. If at any time or from time to time after the Closing Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B-1 Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Deferral of Issuance of Additional Shares in Connection with Conversions between a Record Date and Occurrence of Triggering Event.

In any case in which this Section 8(f) requires that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of the event issuing to the Holders of any shares of Series B-1 Preferred Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment. In any such case, the Corporation shall issue or cause a transfer agent to issue evidence, in a form reasonably satisfactory to the Holders of such shares of Series B-1 Preferred Stock, of the right to receive the shares as to which the issuance is deferred.

(v) Postponement of Small Adjustments.

Any adjustment in the Conversion Price otherwise required to be made by this Section 8 may be postponed until the day prior to the Conversion Date.

(vi) No Adjustment for Participating Transactions.

The Corporation shall not make any adjustment pursuant to this Section 8(f) if Holders of shares of Series B-1 Preferred Stock are permitted to participate, concurrently with the holders of Common Stock and on an as-converted basis, in any transaction described in this Section 8(f).

(vii) No Adjustment for Other Actions or Transactions.

No adjustment shall be made to the conversion rights of the Series B-1 Preferred Stock except as specifically set forth in this Section 8(f), including, but not limited to, any private or public equity or equity-linked offerings effected by the Corporation.

(viii) Successive Adjustments; Multiple Adjustments.

After an adjustment is made to the Conversion Price under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to such Conversion Price, as so adjusted.

9.	Voting Rights.

Except as otherwise provided herein or as otherwise required by the DGCL, the Series B-1 Preferred Stock shall have no voting rights; provided, however, as long as any shares of Series B-1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B-1 Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series B-1 Preferred Stock or alter or amend this Certificate of Designations, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B-1 Preferred Stock in a manner materially different than the effect on the Common Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Series B-1 Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B-1 Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

10.	Uncertificated Shares and Certificated Shares; Transfer of Shares; Record Holders.

(a) Shares of Series B-1 Preferred Stock.

(i) Form and Dating. Unless otherwise requested in writing by a Holder to the Corporation, the shares of Series B-1 Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book-entry form. If certificated shares of Series B-1 Preferred Stock are requested by a Holder, then certificates representing shares of Series B-1 Preferred Stock and the Transfer Agent’s certificate of authentication will be substantially in the form set forth in Exhibit B, which is hereby incorporated in and expressly made a part of this Certificate of Designations. Each Series B-1 Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules, provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series B-1 Preferred Stock certificate will be dated the date of its authentication.

(ii) Execution and Authentication. Two officers of the Corporation shall sign each Series B-1 Preferred Stock certificate for the Corporation by manual or facsimile signature.

(A) If an officer of the Corporation whose signature is on a Series B-1 Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series B-1 Preferred Stock certificate, the Series B-1 Preferred Stock certificate will be valid nevertheless.

(B) A Series B-1 Preferred Stock certificate will not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series B-1 Preferred Stock certificate. The signature will be conclusive evidence that the Series B-1 Preferred Stock certificate has been authenticated under this Certificate of Designations.

(C) The Transfer Agent shall authenticate and deliver certificates for shares of Series B-1 Preferred Stock for original issue upon a written order of the Corporation signed by two officers of the Corporation. Such order will specify the number of shares of Series B-1 Preferred Stock to be authenticated and the date on which the original issue of the Series B-1 Preferred Stock is to be authenticated.

(D) The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series B-1 Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series B-1 Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii) Transfer. When any certificate representing shares of Series B-1 Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that such shares being surrendered for transfer will be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holders thereof or its attorney duly authorized in writing, and accompanied by a certification in substantially the form of Exhibit C hereto.

(iv) Replacement Certificates. If any of the Series B-1 Preferred Stock certificates are mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B-1 Preferred Stock certificate, or in lieu of and substitution for the Series B-1 Preferred Stock certificate lost, stolen or destroyed, a new Series B-1 Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B-1 Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B-1 Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(v) Cancellation. In the event the Corporation purchases or otherwise acquires certificates representing shares of Series B-1 Preferred Stock, the same will thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Series B-1 Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series B-1 Preferred Stock certificates to the Corporation. The Corporation may not issue new Series B-1 Preferred Stock certificates to replace Series B-1 Preferred Stock certificates to the extent they evidence Series B-1 Preferred Stock which the Corporation has purchased or otherwise acquired.

(b) Record Holders. Prior to due presentment for registration of transfer of any shares of Series B-1 Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares are registered as the absolute owner of such Series B-1 Preferred Stock, and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(c) No Obligation of the Transfer Agent. The Transfer Agent will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series B-1 Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

11.	Most Favored Nation.

In the event that, between the date hereof and one year following the Closing Date, the Company issues any shares of any series of Preferred Stock with a conversion price for converting shares of such series of Preferred Stock into shares of Common Stock that is lower than the Conversion Price (such lower conversion price being referred to as the “Lower Conversion Price”) the Conversion Price shall automatically be adjusted to equal the Lower Conversion Price; provided, however, that in no event shall the Lower Conversion Price be adjusted to an amount below $1.05.

12.	No Other Rights.

Without limiting the rights and obligations of the Corporation and any Holder of Series B-1 Preferred Stock pursuant to any contract or agreement between the Corporation and any such Holder of Series B-1 Preferred Stock, the shares of Series B-1 Preferred Stock will not have any powers, designations, preferences or relative, participating, optional or other special rights, nor will there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth in this Certificate of Designations, the Certificate of Incorporation, the bylaws of the Corporation or as may be provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be signed and attested this day of October 31, 2025.

THE CORPORATION:

T1 ENERGY INC.

By:	/s/ Daniel Barcelo
	Name:	Daniel Barcelo
	Title:	Authorized Officer

Attest:	/s/ Evan Calio
Name:	Evan Calio
Title:	Authorized Officer

[Signature page to Certificate of Designations]

EXHIBIT A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES B-1 PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B-1 Convertible Non-Voting Preferred Stock indicated below, represented by stock certificate No(s). [_] (the “Series B-1 Preferred Stock Certificates”), into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of T1 Energy Inc., a Delaware corporation (the “Corporation”), as of the date written below. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations (the “Certificate of Designations”) of Series B-1 Convertible Non-Voting Preferred Stock (the “Series B-1 Preferred Stock”) filed by the Corporation on [●], 2025.

Conversion calculations:

Date to Effect Conversion: __________________

Number of shares of Series B-1 Preferred Stock owned prior to Conversion (all such shares will be converted): __________________

Number of shares of Common Stock to be Issued:__________________

DWAC Instructions: __________________

Broker no:__________________
Account no: __________________

[HOLDER]

By:

Name:
Title
Date:

Exhibit A-1

EXHIBIT B

FORM OF SERIES B-1 CONVERTIBLE NON-VOTING PREFERRED STOCK

FACE OF SECURITY

Exhibit B-1

Certificate Number	[●] Shares of
[●]	Series B-1 Convertible Non-Voting Preferred Stock

Series B-1 Convertible Non-Voting Preferred Stock
of
T1 ENERGY INC.

T1 ENERGY INC., a Delaware corporation (the “Corporation”), hereby certifies that [●] (the “Holder”) is the registered owner of [●] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Corporation designated as the Series B-1 Convertible Non-Voting Preferred Stock (the “Series B-1 Preferred Stock”). The shares of Series B-1 Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B-1 Preferred Stock represented hereby are issued and will in all respects be subject to the provisions of the Certificate of Designations adopted by the Corporation on October [●], 2025, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used but not otherwise defined herein will have the respective meanings given to such terms in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series B-1 Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which provisions and the Certificate of Designations will for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series B-1 Preferred Stock will not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

Exhibit B-2

IN WITNESS WHEREOF, the Corporation has executed this certificate this [●] day of 2025.

T1 ENERGY INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-3

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series B-1 Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated: [●], 2025

[Continental Stock Transfer & Trust Company], as Transfer Agent,

By:
Authorized Signatory

Exhibit B-4

REVERSE OF SECURITY

The shares of Series B-1 Preferred Stock will be convertible into shares of the Corporation’s Common Stock at the option of the Holder or the Corporation and redeemable by the Corporation, in each case, upon the satisfaction of the respective conditions and in the respective manner and according to the respective terms set forth in the Certificate of Designations.

The Corporation will furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences or rights.

Exhibit B-5

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series B-1 Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series B-1 Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Series B-1 Preferred Stock Certificate)

Signature Guarantee:	[1]

[1]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit B-6

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON
REGISTRATION OF TRANSFER OF SERIES B-1 PREFERRED STOCK

Re: Series B-1 Convertible Non-Voting Preferred Stock (the “Series B-1 Preferred Stock”) of T1 Energy Inc., a Delaware corporation (the “Corporation”)

This Certificate relates to [●] shares of Series B-1 Preferred Stock held by [●] (the “Transferor”).

The Transferor has requested the Transfer Agent by written order to register the transfer of Series B-1 Preferred Stock.

In connection with such request and in respect of such Series B-1 Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Series B-1 Preferred Stock and that the transfer of this Series B-1 Preferred Stock does not require registration under the Securities Act of 1933, as amended (the “Securities Act”), because (please check the applicable box):

☐	such shares of Series B-1 Preferred Stock are being acquired for the Transferor’s own account without transfer;

☐	such shares of Series B-1 Preferred Stock are being transferred to the Corporation;

☐	such shares of Series B-1 Preferred Stock are being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐	such shares of Series B-1 Preferred Stock are being transferred in reliance on, and in compliance with, another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel if the Corporation so requests).

[●]

By:

Date:

Exhibit C-1